Exhibit 4.90

[Translation of Chinese Original]

Supplementary Share Transfer Agreement

of

Beijing Super TV Co., Ltd.

October 27, 2014

Supplementary Share Transfer Agreement

of

Beijing Super TV Co., Ltd.

This Supplementary Share Transfer Agreement is made and entered into by and among the following parties on October 27, 2014 in Beijing:

Party A (“Purchaser”): Shanghai Tongda Venture Capital Co., Ltd. (hereinafter referred to as the “Tongda Venture”)

Legal Representative: ZHOU Liwu

Registered Address: 24/F Yinqiao Building, No.58 Jinxin Road, Pudong New Area, Shanghai

Party B (“Transferor”): Golden Benefit Technology Limited (hereinafter referred to as “Golden Benefit”)

Director: LU Zengxiang

Registered Address: Room 1501, 15/F, SPA centre, 53-55 Lockhart Road, Wanchai, Hong Kong

Party C: Cinda Investment Co., Ltd. (hereinafter referred to as the “Cinda Investment”)

Legal Representative: LI Deran

Registered Address: No.1 Building, Courtyard No.9, Naoshikou Avenue, Xicheng District

Party D: China Digital TV Holding Co., Ltd. (hereinafter referred to as the “CDTV Holding”)

Chairman: LU Zengxiang

Registered Address: Cricket Square, Hutchins Drive, PO BOX 2681, Grand Cayman, KY1-1111, Cayman Islands

Party E: China Digital TV Technology Co., Ltd. (hereinafter referred to as the “CDTV Technology”)

Director: LU Zengxiang

Registered Address: Room 1501, 15/F, SPA centre, 53-55 Lockhart Road, Wanchai, Hong Kong

The parties mentioned above are hereinafter collectively referred to as the “Parties”.

Whereas:

1. With respect to the purchase of 100% equity of Super TV by Tongda Venture from Golden Benefit, on October 9, 2014, the Parties have concluded the Share Transfer Agreement of Beijing Super TV Co., Ltd. (hereinafter referred to as the “Share Transfer Agreement”), and on the same day, Tongda Venture, Golden Benefit and CDTV Holding have concluded the Profit Compensation Agreement for the Transfer of Shares of Beijing Super TV Co., Ltd. (hereinafter referred to as the “Profit Compensation Agreement”) with respect to special commitments on performance of Super TV made by Golden Benefit and the compensation thereof.

2. Article 3.1 of the Share Transfer Agreement states that, considering that the preparation of the Valuation Report of Target Asset has not completed up to the date of this Agreement, the Parties agree to conclude a supplementary agreement to finally determine the Purchase Consideration of the Target Asset upon completion of the preparation of the Valuation Report of Target Asset.

3. Up to the date of this Supplementary Share Transfer Agreement, the preparation of the Valuation Report of Target Asset has completed.

In order to specify the rights and obligations of the Parties and on the principles of equality and mutual benefits, the Parties have agreed as follows for joint compliance:

Article 1 The Parties agree to revise the definitions of “Expected Net Profits” and “Actual Net Profits” in Article 1 of the Share Transfer Agreement as follows:

“Expected Net Profits” refer to the net profits of Super TV attributable to the owner of the parent company under the consolidated statements of 2014, 2015 and 2016, before or after deducting the non-recurring profits and losses, whichever lower, as promised by Golden Benefits.

“Actual Net Profits” refer to realized net profits of Super TV attributable to the owner of the parent company under the consolidated statements of 2014, 2015 and 2016 audited by an accounting firm with securities business qualifications, before or after deducting the non-recurring profits and losses, whichever lower

Article 2 Article 3.1 of the Share Transfer Agreement shall be revised as follows:

Pursuant to the Valuation Report (Zhong Lian Ping Bao Zi [2014] No.1100) issued by China United Asset Appraisal Group Co. , Ltd., the assessed value of the Target Asset on the Base Date of Valuation is RMB3,204,481,200; therefore, the Parties agree that the Purchase Consideration of the Target Asset shall be determined as RMB3,200,000,000.

Article 3 Article 3.4 of the Share Transfer Agreement shall be revised as follows:

The Parties agree that the Purchase Consideration shall be consisted of Share Consideration and Cash Consideration, of which, Share Consideration shall be the 77,294,685 shares of Tongda Venture with a total value of RMB800,000,000 calculated on basis of the issue price of the Non-public Offering of Tongda Venture, i.e. RMB10.35 per share; and the Cash Consideration shall be RMB2,400,000,000.

Article 4 Article 3.6 of the Share Transfer Agreement shall be amended as follows:

The Cash Consideration shall be paid in the following order:

(1)	Within 5 Business Days upon the satisfaction of the conditions for tax declaration and the transfer of funds raised from the Non-public Offering to the special account for raising funds opened by Tongda Venture, Tongda Venture shall declare and withhold the enterprise income tax and other taxes (which shall be specifically determined by competent tax authorities according to the laws) applicable to the transfer of 100% equity of Super TV by Golden Benefit;

(2)	Within 15 Business Days upon the date of completion of the withholding of the enterprise income tax and other taxes applicable to the transfer of 100% equity of Super TV by Golden Benefit and compliance with the restrictive conditions on tax and foreign exchange control as required for making overseas payments to Golden Benefit by Tongda Venture, Tongda Venture shall go to the designated foreign exchange bank to apply for going through the examination and review formalities for payment of at least 35% of the Cash Consideration in foreign exchange to Golden Benefit; and

(3)	Within 5 Business Days upon completion of change of shareholder registration of Super TV and satisfaction of the conditions for purchase and payment of foreign exchange, Tongda Venture shall go to the designated foreign exchange bank to apply for going through the examination and review formalities for payment to Golden Benefit in foreign exchange of the remaining Cash Consideration deducting all withholding taxes legally assessed by the competent tax authorities.

Article 5 Article 4.2.2 of the Share Transfer Agreement shall be revised as follows:

Within 5 Business Days upon completion of the payment of Cash Consideration agreed in Article 4 (2) hereof, Super TV shall apply to the industry and commerce administration for change of shareholder registration under this Purchase to register Tongda Venture as its shareholder.

Notwithstanding the foregoing, where Tongda Venture fails to meet the conditions for payment of Cash Consideration under Article 4 (2) hereof due to commerce, taxation, foreign exchange control or other restrictive conditions, Golden Benefit and Tongda Venture agree to further negotiate the order of payment of Cash Consideration and the time for submittal of application for change of industrial and commercial registration subject to compliance with the existing laws and regulations.

Article 6 Article 5.1 of the Share Transfer Agreement shall be revised as follows:

The Parties agree that, upon completion of the Purchase, they will jointly make efforts to promote Tongda Venture to further improve the marketization management mechanism, so as to facilitate the stable operation and sustainable development of digital TV businesses under the Purchase. Upon completion of the Purchase, the board of directors of Tongda Venture will be overhauled and consisted of 9 members, of which, three are independent directors. Golden Benefit will recommend 2 candidates for director and Cinda Investment agrees to cast affirmative votes for the candidates for director recommended by Golden Benefit, and for that such candidates will serve as members of the Tongda Venture Strategic Committee. In order to satisfy the business development needs of Tongda Venture, Cinda Investment agrees that 1 to 2 professional managers will be employed to serve as senior executives of Tongda Venture to be in charge of the relevant businesses of Super TV, by recommendation of Golden Benefit or market-oriented employment.

Article 7 Article 9.8 of the Share Transfer Agreement shall be revised as follows:

Subject to the PRC Laws and relevant regulatory requirements for listed companies, and in order to cooperate with the audit requirements for CDTV Holding, Tongda Venture agrees that CDTV Holding may use the information in the audited and unaudited financial reports of Tongda Venture that have been announced, in its disclosure documents and other communications with its shareholders (including the Letter for Submittal of Voting Proxy).

Article 8 Miscellaneous

In case of any inconsistency between the Share Transfer Agreement and this Supplementary Share Transfer Agreement, the provisions of this Supplementary Share Transfer Agreement shall prevail; matters not covered herein shall be handled in accordance with the provisions of the Share Transfer Agreement.

This Supplementary Share Transfer Agreement shall be established from the date of the signature and seal by the Parties, and shall become effective on the effectiveness of the Share Transfer Agreement.

This Supplementary Share Transfer Agreement is made in 18 copies of equal legal force. The Parties hereto shall each hold three copies of this Supplementary Share Transfer Agreement, and the rest shall be kept by Tongda Venture for going through the relevant formalities for examination and approval, registration or filing.

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(This page is intentionally left blank, and is the signature page of the Supplementary Share Transfer Agreement of Beijing Super TV Co., Ltd.)

Party A: Shanghai Tongda Venture Capital Co., Ltd. (Seal)

Legal Representative or Authorized Representative:

/s/ ZHOU Liwu

(This page is intentionally left blank, and is the signature page of the Supplementary Share Transfer Agreement of Beijing Super TV Co., Ltd.)

Party B: Golden Benefit Technology Limited

Director or Authorized Representative:

/s/ LU Zengxiang

(This page is intentionally left blank, and is the signature page of the Supplementary Share Transfer Agreement of Beijing Super TV Co., Ltd.)

Party C: Cinda Investment Co., Ltd. (Seal)

Legal Representative or Authorized Representative:

/s/ LI Deran

(This page is intentionally left blank, and is the signature page of the Supplementary Share Transfer Agreement of Beijing Super TV Co., Ltd.)

Party D: China Digital TV Holding Co., Ltd.

Chairman or Authorized Representative:

/s/ LU Zengxiang

(This page is intentionally left blank, and is the signature page of the Supplementary Share Transfer Agreement of Beijing Super TV Co., Ltd.)

Party E: China Digital TV Technology Co., Ltd.

Director or Authorized Representative:

/s/ LU Zengxiang

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